Exhibit 4.1

SIXTH AMENDMENT
TO CREDIT AGREEMENT

     This SIXTH AMENDMENT TO CREDIT AGREEMENT, dated as of December 1, 2004 (the “Sixth Amendment”), is entered into among NASHUA CORPORATION, a Massachusetts corporation (the “Borrower”), whose address is 11 Trafalgar Square, 2nd Floor, Nashua, New Hampshire 03063, FLEET NATIONAL BANK, a national Banking association (“Fleet”) and LASALLE BANK NATIONAL ASSOCIATION, a national Banking association (“LaSalle”, together with Fleet, the “Banks” and as agent for the Banks “Agent”), whose address is 135 South LaSalle Street, Chicago, Illinois 60603.

RECITALS:

     A. The Borrower and the Banks entered into that certain Credit Agreement dated as of March 1, 2002, as amended by that certain First Amendment to Credit Agreement, dated as of July 15, 2003, that certain Waiver and Second Amendment to Credit Agreement, dated as of July 24, 2003, that certain Third Amendment to Credit Agreement, dated as of September 25, 2003, that certain Fourth Amendment to Credit Agreement, dated as of December 30, 2003 and that certain Fifth Amendment to Credit Agreement, dated as of March 31, 2004 (as further amended, restated and modified from time to time, the “Credit Agreement”).

     B. At the present time the Borrower requests, and the Banks are agreeable to amend the Credit Agreement to (i) incorporate descriptive terminology, cross-collateralization and cross-default provisions regarding the Bank’s issuance of an irrevocable letter of credit in support of The Industrial Development Board of the City of Jefferson City, Tennessee’s issuance of Industrial Development Revenue Bonds (the “2004 IRB Letter of Credit”), with supporting Reimbursement Agreement and (ii) other provisions as identified herein, pursuant to the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Borrower and the Banks hereby agree as follows:

AGREEMENTS:

     1. RECITALS

     The foregoing Recitals are hereby made a part of this Sixth Amendment.

     2. DEFINITIONS

     Capitalized words and phrases used herein without definition shall have the respective meanings ascribed to such words and phrases in the Credit Agreement.

     3. AMENDMENTS TO THE CREDIT AGREEMENT

     3.1 Definitions. The following new definitions are hereby added to Section 1.1 of the Credit Agreement in alphabetical order to read as follows:

     (a) “Reimbursement Agreement means that certain Reimbursement Agreement dated as of December 1, 2004, between Borrower and Bank, pursuant to which Bank agreed to issue an irrevocable direct pay letter of credit in favor of LaSalle Bank National Association, as trustee for the bondholders under the Indenture of Trust dated as of December 1, 2004 between The Industrial Development Board of the City of Jefferson City,Tennessee and such trustee, in the amount of $2,841,425.00, as heretofore or hereafter amended, restated, modified or supplemented from time to time.”

     (b) “Revolving Outstandings mean, at any time, the sum of (a) the aggregate principal amount of all outstanding Revolving Loans, plus (b) the Stated Amount of all Letters of Credit, plus (c) the Stated Amount of all 2004 IRB Letters of Credit.”

     3.2 The following definitions are hereby deleted from Section 1.1 of the Credit Agreement in their entirety and are replaced with the following definitions:

     (a) “Collateral Documents means the Security Agreement, the Mortgage, the Reimbursement Agreement, and any other agreement or instrument pursuant to which the Company, any Subsidiary or any other Person grants collateral to the Agent for the benefit of the Banks in connection herewith.”

     (b) “Stated Amount means, with respect to any Letter of Credit or 2004 IRB Letter of Credit at any date of determination, (a) the maximum aggregate amount available for drawing thereunder under any and all circumstances plus (b) the aggregate amount of all unreimbursed payments and disbursements under such Letter of Credit or 2004 IRB Letter of Credit.”

     3.3 Section 2.1.3 L/C Commitment. Section 2.1.3 is hereby deleted in its entirety and replaced with the following:

     “2.1.3 L/C Commitment. (a) The Issuing Bank will issue letters of credit, in each case containing such terms and conditions as are permitted by this Agreement and are reasonably satisfactory to the Issuing Bank (each a “Letter of Credit”; such Letter(s) of Credit shall exclude that certain direct pay letter of credit dated as of December 1, 2004, the available face amount of which is $2,841,425.00, relating to the indebtedness described in Section 10.7(i) (the “2004 IRB Letter of Credit”)), at the request of and for the account of the Company from time to time before the date which is 30 days prior to the Termination Date and (b) as more fully set forth in Section 2.3.2, each Bank agrees to purchase a participation in each such Letter of Credit; provided that (i) the aggregate Stated Amount of all Letters of Credit shall not at any time exceed $5,000,000 and (ii) the Revolving Outstandings will not at any time exceed the lesser of (x) the Revolving Commitment Amount and (y) the Borrowing Base.”

     3.4 Section 10.7 Limitations on Debt. Section 10.7 is hereby amended by deleting the word “and” at the end of Section 10.7(g) and by inserting “; and” at the end of Section 10.7(h) and by inserting a new Section 10.7(i) to read as follows:

     “(i) Debt to The Industrial Development Board of the City of Jefferson City, Tennessee in connection with the industrial development revenue bonds issued thereby secured by a Loan Agreement dated as of December 1, 2004 between the Borrower and The Industrial Development Board of the City of Jefferson City, Tennessee.”

     3.5 Section 10.8 Liens. Section 10.8 is hereby amended by deleting the word “and” at the end of Section 10.8(h) and by inserting “; and” at the end of Section 10.8(i) and by inserting a new Section 10.8(j) to read as follows:

     “(j) liens securing Debt permitted under Section 10.7(i).”

     3.6 Section 12.1.2. Section 12.1.2 is hereby deleted in its entirety and replaced to read as follows:

     “12.1.2. Non-Payment of Other Debt. Any default shall occur under the terms applicable to any Debt of the Company or any Subsidiary, including but not limited to any obligations arising under the Reimbursement Agreement, in an aggregate amount (for all such Debt so affected) exceeding $500,000 and such default shall (a) consist of the failure to pay such Debt when due, whether by acceleration or otherwise, or (b) accelerate the maturity of such Debt or permit the holder or holders thereof, or any trustee or agent for such holder or holders, to cause such Debt to become due and payable (or require the Company or any Subsidiary to purchase or redeem such Debt) prior to its expressed maturity”

     4. REPRESENTATIONS AND WARRANTIES

     To induce the Banks to enter into this Sixth Amendment, the Borrower hereby certifies, represents and warrants to the Banks that:

4.1 Organization

     The Borrower is a corporation duly organized, existing and in good standing under the laws of the Commonwealth of Massachusetts, with full and adequate corporate power to carry on and conduct its business as presently conducted. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing. The exact legal name of the Borrower is as set forth in the preamble of this Sixth Amendment, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name, except that some of its operations were conducted under the name Rittenhouse, Rittenhouse Paper Company or Rittenhouse, L.L.C. prior to 2002. The Borrower will not change its name, its organizational identification number, its type of organization, its jurisdiction of organization or other legal structure.

4.2 Authorization

     The Borrower is duly authorized to execute and deliver this Sixth Amendment and is and will continue to be duly authorized to borrow monies under the Credit Agreement, as amended hereby, and to perform its obligations under the Credit Agreement, as amended hereby.

4.3 No Conflicts

     The execution and delivery of this Sixth Amendment and the performance by the Borrower of its obligations under the Credit Agreement, as amended hereby, do not and will not conflict with any provision of law or of the articles of incorporation of the Borrower or of any agreement binding upon the Borrower.

4.4 Validity and Binding Effect

     The Credit Agreement, as amended hereby, is a legal, valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as enforceability may be limited by Bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors’ rights or by general principles of equity limiting the availability of equitable remedies.

4.5 Compliance with Credit Agreement

     The representation and warranties set forth in Section 9 of the Credit Agreement, as amended hereby, are true and correct with the same effect as if such representations and warranties had been made on the date hereof, with the exception that all references to the financial statements shall mean the financial statements most recently delivered to the Banks and except for such changes as are specifically permitted under the Credit Agreement. In addition, the Borrower has complied with and is in compliance with all of the covenants set forth in the Credit Agreement, as amended hereby, including, but not limited to, those set forth in Section 10 thereof.

4.6 No Event of Default

     As of the date hereof, no Event of Default under Section 12 of the Credit Agreement, as amended hereby, or event or condition which, with the giving of notice or the passage of time, or both, would constitute an Event of Default, has occurred or is continuing.

     5. CONDITIONS PRECEDENT

     This Sixth Amendment shall become effective as of the date above first written after receipt by the Banks of the following documents and fees (and the date on which all such conditions precedent have been satisfied or waived by the Banks shall be called the “Sixth Amendment Effective Date”):

5.1 Sixth Amendment

     This Sixth Amendment executed by the Borrower, the Agent and the Banks.

5.2 First Amendment to Security Agreement

     The First Amendment to Security Agreement executed by the Borrower and LaSalle Bank National Association, as Agent for the Lender Parties referred to therein.

5.3 Second Amendment to Mortgage

     The Second Amendment to Mortgage executed by the Borrower for the benefit of LaSalle Bank National Association, as Agent for the Banks.

5.4 Reimbursement Agreement

     The Reimbursement Agreement executed by the Borrower and LaSalle Bank National Association.

5.5 Pledge and Security Agreement

     The Pledge and Security Agreement executed by the Borrower for the benefit of LaSalle Bank National Association, and consented to by LaSalle Bank National Association, as Trustee under the Indenture.

5.6 Negative Pledge Agreement

     The Negative Pledge Agreement executed by the Borrower for the benefit of LaSalle Bank National Association, prohibiting the Borrower from granting any encumbrances on the newly acquired property in Jefferson City, Tennessee.

5.7 Resolutions

     A certified copy of resolutions of the Board of Directors and/or shareholders of the Borrower authorizing the execution, delivery and performance of this Sixth Amendment and the related loan documents.

5.8 Other Documents

     Such other documents, certificates and/or opinions of counsel as the Banks may request.

5.9 Sixth Amendment Fee

     The Borrower agrees to pay each of the Banks a Sixth Amendment Fee in the amount of Two-Thousand Five-Hundred and 00/100 Dollars ($2,500.00).

     6. GENERAL

6.1 Governing Law; Severability

     This Sixth Amendment shall be construed in accordance with and governed by the laws of Illinois. Wherever possible each provision of the Credit Agreement and this Sixth Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Credit Agreement and this Sixth Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of the Credit Agreement and this Sixth Amendment.

6.2 Successors and Assigns

     This Sixth Amendment shall be binding upon the Borrower and the Banks and their respective successors and assigns, and shall inure to the benefit of the Borrower and the Banks and the successors and assigns of the Banks.

6.3 Continuing Force and Effect of Loan Documents

     Except as specifically modified or amended by the terms of this Sixth Amendment, all other terms and provisions of the Credit Agreement and the other Loan Documents are incorporated by reference herein, and in all respects, shall continue in full force and effect. The Borrower, by execution of this Sixth Amendment, hereby reaffirms, assumes and binds itself to all of the obligations, duties, rights, covenants, terms and conditions that are contained in the Credit Agreement and the other Loan Documents.

6.4 Financing Statements

     The Borrower hereby irrevocably authorizes the Banks at any time and from time to time to file in any jurisdiction any initial UCC financing statements and/or amendments thereto that (a) describe the Collateral, and (b) contain any other information required by part 5 of Article 9 of the UCC for the sufficiency or filing office acceptance of any financing statement or amendment.

6.5 References to Credit Agreement

     Each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, or words of like import, and each reference to the Credit Agreement in any and all instruments or documents delivered in connection therewith, shall be deemed to refer to the Credit Agreement, as amended hereby.

6.6 Expenses

     The Borrower shall pay all costs and expenses in connection with the preparation of this Sixth Amendment and other related loan documents, including, without limitation, reasonable attorneys’ fees and time charges of attorneys who may be employees of the Banks or any affiliate or parent of the Banks. The Borrower shall pay any and all stamp and other taxes, UCC search fees, filing fees and other costs and expenses in connection with the execution and delivery of this Sixth Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Banks harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such costs and expenses.

6.7 Counterparts

     This Sixth Amendment may be executed in any number of counterparts, all of which shall constitute one and the same agreement.

[Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have executed this Sixth Amendment to Credit Agreement as of the date first above written.

WITNESS:	NASHUA CORPORATION

/s/ Suzanne L. Ansara

	By:	/s/ John L. Patenaude

Suzanne L. Ansara	Name:	John L. Patenaude
	Title:	Vice President - Finance, Chief
Financial Officer and Treasurer

WITNESS:	LASALLE BANK NATIONAL
ASSOCIATION, as Agent

/s/ ILLEGIBLE

	By:	/s/ Brian Sullivan

	Name:	Brian Sullivan
	Title:	Vice President

WITNESS:	LASALLE BANK NATIONAL
ASSOCIATION, as a Bank

/s/ ILLEGIBLE

	By:	/s/ Brian Sullivan

	Name:	Brian Sullivan
	Title:	Vice President

WITNESS:	FLEET NATIONAL BANK, as a Bank

/s/ ILLEGIBLE

	By:	/s/ Mark L. Young

	Name:	Mark L. Young
	Title:	Senior Vice President